Exhibit 99.1
Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper (206) 777-8246

South Valley Bancorp, Inc.
803 Main Street
Klamath, Falls, OR 97601
Contact: William Castle (541) 880-5200

Wednesday, April 4, 2012
FOR IMMEDIATE RELEASE

Washington Federal, Inc. to Acquire South Valley Bancorp, Inc.

SEATTLE, WASHINGTON - Washington Federal, Inc. (the “Company” or “Washington Federal”) (NASDAQ: WAFD) and South Valley Bancorp, Inc. (“South Valley”) announced today the signing of a definitive merger agreement. The merger agreement calls for the merger of South Valley with and into the Company, followed by the merger of South Valley's wholly owned subsidiary, South Valley Bank & Trust, into the Company's wholly owned subsidiary, Washington Federal. The aggregate merger consideration consists of shares of Washington Federal common stock having a value of approximately $33.7 million, and contingent cash earn-out payments of up to a maximum of approximately $39 million based on collections of a specific pool of South Valley's assets. After consummation of the merger, the combined Company will have 190 offices in eight western states with total assets of approximately $14.4 billion and total deposits of approximately $9.6 billion, based on financial results as of December 31, 2011.
Roy M. Whitehead, Chairman, President and Chief Executive Officer of Washington Federal, commented, “This transaction will enhance our presence in southern and central Oregon, and materially expand our business banking and commercial real estate businesses in a state with improving business conditions. We look forward to working with South Valley's professional and experienced bankers to increase our market position in the state and extend a warm and enthusiastic welcome to them. Attention now turns to our top priority - continued great service to every single South Valley and Washington Federal client as we combine the two companies over the next several months.”
South Valley President and Chief Executive Officer, William E. Castle, stated, “We are very proud to join forces with another Northwest company that, like South Valley, is known for doing business with integrity and treating people fairly. Washington Federal also has a long history of solid financial performance. By combining with them, we believe that a stronger financial partner for the communities served by South Valley will result and that, over the long run, shareholders will experience better returns and improved liquidity. Employees will find in Washington Federal an institution of similar values and culture, which also offers enhanced career opportunities. Clients will benefit from the greater convenience of a larger branch network and higher lending capacity. We look forward to working with our new colleagues to offer the finest customer experience in the industry and improved return for our shareholders.”
Under the terms of the merger agreement, each outstanding share of South Valley common stock will be exchanged for .2962 shares of Washington Federal, Inc. common stock upon closing of the transaction. Each share of South Valley common stock was valued at $5.00, representing 51% of South Valley's tangible book value as of December 31, 2011. If the specified South Valley assets referenced above are collected in their entirety prior to the consummation of the merger, South Valley shareholders will receive an additional cash payment equal to $5.81 per South Valley share. In that event, the total merger consideration paid to South Valley shareholders would represent approximately 110% of South Valley's tangible book value as of December 31, 2011. If none of the specified South Valley assets are collected prior to consummation of the merger, but are collected in full within five years of the closing of the merger, South Valley shareholders will receive an additional cash payment of $2.97 per South Valley share. In that event, the merger consideration would represent approximately 81% of South Valley's tangible book value as of December 31, 2011. The merger is expected to close in the third calendar quarter of 2012, pending the receipt of all requisite regulatory approvals, the approval of South Valley's shareholders and the satisfaction of other customary closing conditions.
Management of Washington Federal expects the transaction to be accretive to earnings upon closing.
The attached transaction fact sheet provides additional financial information and a map showing the combined Company's branch network in Oregon following completion of the proposed merger transaction.

About Washington Federal
As of December 31, 2011, Washington Federal, headquartered in Seattle, Washington, had $13.6 billion in assets, $8.9 billion in deposits and $1.9 billion in stockholders' equity. Post-closing, the combined Company will have approximately $2.1 billion of total deposits in Oregon and will rank 7th for deposit market share in the state with approximately 3.61% of the market, based on Industry information as of June 30, 2011.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about Washington Federal, which is routinely posted on and accessible at www.washingtonfederal.com.
About South Valley
South Valley, headquartered in Klamath Falls, Oregon, operates 24 full service branches, had total assets of $868 million, total deposits of $771 million and total stockholders' equity of $69 million as of December 31, 2011.
D.A. Davidson & Co. advised South Valley on this transaction and issued a fairness opinion to the Board of Directors.
Forward Looking Statements
This press release may contain forward-looking statements regarding Washington Federal, South Valley, and the proposed merger. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all; governmental approval of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; conditions to the closing of the merger may not be satisfied; and the shareholders of South Valley may fail to approve the consummation of the merger. Washington Federal and South Valley undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.
Notice to South Valley Shareholders
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the Securities and Exchange Commission (“SEC”) by Washington Federal. The registration statement will contain a proxy statement/prospectus to be distributed to the shareholders of South Valley in connection with their vote on the merger. SHAREHOLDERS OF SOUTH VALLEY ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT

WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of South Valley. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Washington Federal will be available free of charge by accessing Washington Federal's website at www.washingtonfederal.com or by writing Washington Federal at 425 Pike Street, Seattle, WA 98101, Attention: Investor Relations, or by writing South Valley at 803 Main Street, Klamath Falls, OR 97601, Attention: Corporate Secretary.
The directors, executive officers and certain other members of management and employees of Washington Federal may be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of South Valley. Information about the directors and executive officers of Washington Federal is included in the proxy statement for its 2011 annual meeting of shareholders, which was filed with the SEC on December 6, 2011. The directors, executive officers and certain other members of management and employees of South Valley may also be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of South Valley. Information about the directors and executive officers of South Valley will be included in the proxy statement/prospectus for the merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

# # #

Transaction Fact Sheet

All $ amounts in thousands except per share figures

***SVBT** represents South Valley Bancorp, Inc. data as of 12/31/11*
***WAFD** represents Washington Federal, Inc. data as of 12/31/11*

	$ Per Share [2]	$ In Aggregate	As a % of TBV [1]
Stock consideration	$ 5.00	$ 33,699	51%
Maximum contingent cash consideration potential- post closing [3]	2.97	20,034	30%
Total Potential Consideration	$ 7.98	$ 53,733	81%

[1] SVBT Reported 12/31/11 Tangible Book Value $ 66,390
[2] Based on 6,736,519 SVBT shares outstanding
[3] Includes maximum post-closing earn out potential and assumes that all of the specified SVBT assets subject to the contingent earn-out are collected post -closing.

Gross Loans (including loans covered by FDIC loss sharing)

	WAFD		SVBT		COMBINED	
Single-Family Residential	$ 6,134,752	70.7%	$ 94,231	15.4%	$ 6,228,983	67.1%
Construction - Speculative	138,216	1.6%	10,163	1.7%	148,379	1.6%
Construction - Custom	274,022	3.2%	-	0.0%	274,022	3.0%
Land - Acquisition & Development	221,684	2.6%	51,718	8.5%	273,402	2.9%
Land - Consumer Lot Loans	155,895	1.8%	-	0.0%	155,895	1.7%
Multi-Family	727,001	8.4%	13,452	2.2%	740,453	8.0%
Commercial Real Estate	650,337	7.5%	236,972	38.9%	887,309	9.6%
Commercial & Industrial	141,365	1.6%	134,914	22.1%	276,279	3.0%
HELOC	154,770	1.8%	24,713	4.1%	179,483	1.9%
Consumer	65,689	0.8%	43,202	7.1%	108,891	1.2%
	$ 8,663,731	100.0%	$ 609,366	100.0%	$ 9,273,097	100.0%
Estimated Duration [4] of loan portfolios	2.33		1.30		2.26	
% Variable Rate	10.3%		70.3%		14.2%	
% Fixed Rate	89.7%		29.7%		85.8%	
	100.0%		100.0%		100.0%	

[4] Duration is defined as the weighted average years until estimated loan cash flows are to be received, assuming current market prepayments

Deposits

	WAFD		SVBT		COMBINED	
Checking (noninterest)	$ 266,073	3.0%	$ 119,339	15.7%	$ 385,412	4.0%
NOW (interest)	584,517	6.6%	206,323	26.9%	790,840	8.2%
Savings (passbook/stmt)	273,823	3.1%	34,672	4.5%	308,495	3.2%
Money Market	1,725,804	19.4%	178,940	23.3%	1,904,744	19.8%
CD's	6,025,458	67.9%	227,233	29.6%	6,252,691	64.8%
	$ 8,875,675	100.0%	$ 766,507	100.0%	$ 9,642,182	100.0%
Weighted Average Cost of Deposits	1.03%		0.56%		0.99%	
Transaction Accounts as % of Total Deposits	32.1%		70.4%		35.2%	

Other Information

Based on its preliminary calculations, which are subject to change, as a result of this transaction WAFD expects to record (i) approximately $4 million of goodwill and (ii) approximately $3 million of core deposit intangible.

Map of Oregon Locations

m Washington Federal Branches                             m South Valley Branches